Fonix Restructures and Liquidates Telecom Group

McCormack Takes Action to Protect its Security Position

SALT LAKE CITY, UT (October 6, 2006) Fonix Corporation® (OTC BB: FNIX), an innovative speech technology company, announces a significant restructuring and liquidation of its telecom subsidiaries. LTEL Holdings, Inc., LecStar DataNet, Inc., LecStar Telecom, Inc. and Fonix Telecom Inc. filed for bankruptcy protection on October 2, 2006 in Delaware pursuant to Chapter 7 under the United States Bankruptcy Code. A trustee has been appointed to liquidate the assets of those entities. Except as to the consolidated financial statements, those filings do not affect the operations of Fonix Corporation or Fonix Speech, Inc.

“During the last 12 months of mounting regulatory pressure and aggressive price increases from the incumbent telecom service providers, particularly BellSouth, the business model for our telecom assets became unsustainable,” says Thomas A. Murdock, Chairman and CEO, Fonix Corp. “The liquidation is primarily the result of BellSouth’s actions to collect its account payable without respect to the arbitration process provided in LecStar’s Interconnect Agreement with BellSouth. We believe LecStar has substantial and meritorious billing disputes with BellSouth that exceed the payable, but BellSouth acted unilaterally and ceased settlement negotiations without notice. Prior to this filing, the telecom group pursued various alternatives to restructure business operations including significantly reducing operating costs by outsourcing all call center and billing functions and the sale of all assets. In the end, however, the BellSouth position became an insurmountable hurdle for any interested third-party buyer.”

Further, Fonix has learned that McCormack Avenue, Ltd., the holder of significant debt associated with Fonix’s purchase of the telecom group, has noticed a foreclosure action of Fonix’s the stock of LTEL Acquisition Inc., the sole shareholder of LTEL Holdings Inc. The foreclosure action is scheduled to occur in New York on or before October 20, 2006.

“The liquidation of the telecom group and subsequent foreclosure action by McCormack will eliminate approximately $17 million of accrued liabilities on the Fonix consolidated balance sheet,” says Roger D. Dudley, Executive VP and CFO, Fonix Corp. “While consolidated annual revenues will decrease due to the liquidation of the telecom subsidiaries, consolidated operating losses will also dramatically decrease. Going forward, management will focus energy on Fonix Speech’s award-winning speech technologies without the financial burden of the telecom operations and liabilities. Management will concentrate sales and marketing efforts toward increasing revenue in the high-margin speech interface markets with particular focus on embedded devices such as electronic dictionaries in Asia, console-based videogames, and mobile phones and PDAs.”

Financial results reflecting the liquidation and McCormack foreclosure action will be reported in the Company’s 10-K and audited financial statements for the period ending December 31, 2006.

About Fonix
Fonix Corporation (OTC BB: FNIX), based in Salt Lake City, Utah, is an innovative speech recognition and text-to-speech technology company that provides value-added speech solutions through it wholly owned subsidiary - Fonix Speech, Inc. Interactive speech technologies allow Fonix to provide customers with comprehensive cost-effective solutions to enhance and expand their communications needs. Visit www.fonix.com for more information, or call (801) 553-6600 and say “Sales.”

Fonix Investor Contact: Michelle Aamodt
(801) 553-6736
investorrelations@fonix.com

Fonix Speech Contact: Elizabeth Sweeten
(801) 553-6600
esweeten@fonix.com

Statements released by Fonix that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include general economic, competitive, governmental and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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